EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

CN ENERGY GROUP. INC.,

EWFOREST GROUP LIMITED,

YNONG GROUP LIMITED,

AND

YNONG INTERNATIONAL GROUP LIMITED

DATED AS OF MARCH 31, 2025

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of March 31, 2025 (the “Effective Date”), by and between CN ENERGY GROUP. INC., a British Virgin Islands company limited by shares (the “Parent”), EWFOREST GROUP LIMITED, a Hong Kong private company limited by shares (the “Purchaser”), YNONG GROUP LIMITED, a Hong Kong private company limited by shares (the “Seller”), and YNONG INTERNATIONAL GROUP LIMITED, a Hong Kong private company limited by shares (“HoldCo”).

RECITALS

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding ordinary shares, par value HK$1.00 per share, of HoldCo (the “HoldCo Ordinary Shares”);

WHEREAS, HoldCo directly owns all of the issued and outstanding equity of an Indonesian entity (“PGIF”), and PGIF and an entity directly owns ninety percent (90%) and ten percent (10%), respectively, of the Company, which is the operating business;

WHEREAS, the Seller desires sell to the Purchaser and the Purchaser desires to purchase from the Seller six million eight hundred eighty-two thousand seven hundred eighty-six (6,882,786) shares of HoldCo Ordinary Shares (the “HoldCo Shares”), of which represents forty-five percent (45%) of the issued and outstanding HoldCo Ordinary Shares, which effectively represents a 40.5% ownership of the Company, and the Seller shall retain fifty-five percent (55%) of HoldCo, which effectively represents a 49.5% ownership of the Company;

WHEREAS, the parties hereto intend that the consideration for the HoldCo Shares shall consist of the following: (i) cash to be paid at the closing of the transactions contemplated by this Agreement (the “Closing”), (ii) shares (the “Parent Shares”) of ordinary shares, no par value per share, of the Parent (“Parent Ordinary Shares”), and (iii) assignment of certain accounts receivable of the subsidiaries of the Parent, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the respective mutual agreements, covenants, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

“$” means U.S. Dollars.

“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Arbitration Center” shall have the meaning set forth in Section 12.12(a).

“Applicable Law” means, with respect to any Person, all U.S. federal, state, local, or foreign constitutions, treaties, laws (including common law), statutes, rules, governmental regulations, codes, ordinances, bylaws, and the like, and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees, rulings, charges, or similar commands applicable to such Person.

“Assignment Agreement” shall have the meaning set forth in Section 2.2(c).

“Assigned Receivables” shall have the meaning set forth in Section 2.2(c).

“Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Capital Stock” means any and all (i) shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation, (ii) other ownership interests in a Person, including membership interests, partnership interests, joint venture interests, and beneficial interests, and (iii) warrants, options, or rights of any nature to purchase, acquire, or otherwise obtain any of the foregoing (or any rights with respect thereto).

“Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Claim” shall have the meaning set forth in Section (a).

“Closing” shall have the meaning set forth in the Recitals.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Company” means the entity listed on Schedule 6.1.

“Company Interests” shall have the meaning set forth in Section 6.3(a).

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“Computer Systems” means any combination of the computer software (including source code, executable code, databases, and related documentation), computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software systems that are used or relied on by the Company for its internal operations.

“Direct Claim” shall have the meaning set forth in Section 11.4(e).

“Director Agreement” means the Director Agreement to be entered into between each director designated by the Parent to serve on the Board of Directors of the Company substantially in the form attached hereto as Exhibit C.

“Disclosure Schedules” means the disclosure schedules delivered by the Company with respect to Article VI.

“Dispute” shall have the meaning set forth in Section 12.12(a).

“Dispute Notice” shall have the meaning set forth in Section 2.3(d)(i).

“Effective Date” shall have the meaning set forth in the Preamble.

“Enforcement Limitations” shall have the meaning set forth in Section 4.2(b).

“Environmental Claim” shall have the meaning set forth in Section 6.18(d).

“Environmental, Health, and Safety Requirements” means all U.S. federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, hazardous substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning set forth in Section 11.1.

“Financial Statements” shall have the meaning set forth in Section 6.6(a).

“Governmental Authorization” means any notice to, approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law or Legal Order.

“Governmental Body” means, wherever located, any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, or entity and any court or other tribunal); (iv) multi-national governmental organization or body; or (v) body legally entitled to exercise any administrative, arbitrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

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“Hazardous Material” means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances and materials, and petroleum as regulated under the Environmental, Health, and Safety Requirements.

“HoldCo Shares” shall have the meaning set forth in the Recitals.

“HoldCo Ordinary Shares” shall have the meaning set forth in the Recitals.

“IFRS” means the International Financial Reporting Standards issued by the IFRS Foundation.

“including” means “including without limitation.”

“Indebtedness” of any Person means the following (without duplication), excluding payables incurred in the ordinary course of business: (i) all indebtedness for borrowed money created, incurred, or accrued by such Person or guaranteed by such Person or for which such Person is otherwise liable or responsible (including an agreement to assume the indebtedness of others); (ii) all obligations of such Person for the deferred purchase price of property or services; (iii) all obligations of such Person evidenced by notes, bonds, debentures, or similar instruments; (iv) all obligations of such Person in respect of letters of credit (to the extent drawn), surety bonds, or similar arrangements; (v) all obligations of such Person in respect of hedging agreements; (vi) all obligations of such Person under capital leases; (vii) all Liability of such Person in respect of bankers acceptances; (viii) all amounts owing by such Person under purchase money mortgages, indentures, deeds of trust, or other purchase money liens or conditional sale or other title retention agreements; (ix) all indebtedness secured by any mortgage, indenture, deed of trust, or other Security Interest upon any assets or properties of such Person even though such Person may not have assumed or become liable for the payment of such indebtedness; and (x) all interest, fees, and other expenses with respect to any of the foregoing.

“Indemnified Party” shall have the meaning set forth in Section 11.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

“Indemnity Notice Period” shall have the meaning set forth in Section 11.4(b).

“Independent Accounting Firm” shall have the meaning set forth in Section 3.7(b).

“Insurance Policies” shall have the meaning set forth in Section 6.15(a).

“Intellectual Property” means (i) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and Know-How, and (vi) all computer software.

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“Interim Operating Covenant Exceptions” shall have the meaning set forth in Section 8.1.

“Know-How” means all design technology, manufacturing techniques, process development, materials technology, and drawings and specifications for products.

“Leased Real Property” shall have the meaning set forth in Section 6.12(a).

“Legal Action” means any action, suit, proceeding, hearing, arbitration, investigation, charge, complaint, claim, demand, or similar action taken by, filed with, or otherwise involving any Governmental Body.

“Legal Order” means any judgment, order, writ, decree, ruling, charge, injunction, or other restriction of any Governmental Body or any arbitration award.

“Liability” means, with respect to any Person, any liability, obligation, Tax, cost, interest, or expense of such Person and any claim, judgment, lawsuit, damage, penalty, or fine against such Person, in each case of any kind, character, or description, whether or not known, absolute, accrued, liquidated, due or to become due, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation Conditions” shall have the meaning set forth in Section 11.4(b).

“Malicious Instructions” shall have the meaning set forth in Section 6.25(a).

“Material Adverse Effect” means with respect to any entity, any condition, change, effect, or circumstance that, individually or when taken together with all such conditions, changes, effects, or circumstances, has or would reasonably be expected to have a material adverse effect on the financial condition, properties, business, operations, or results of operations of such entity.

“Material Agreement” or “Material Agreements” shall have the meaning set forth in Section 6.14.

“Material Customer” shall have the meaning set forth in Section 6.21.

“Materiality Qualifiers” shall have the meaning set forth in Section 11.5.

“Most Recent Balance Sheet” shall have the meaning set forth in Section 6.4(a).

“Most Recent Financial Statements” shall have the meaning set forth in Section 6.6.

“Most Recent Fiscal Month End” shall have the meaning set forth in Section 6.6.

“NASDAQ Listing Application” shall have the meaning set forth in Section 9.1(d).

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“Notice of Claim” shall have the meaning set forth in Section 11.4(a).

“Organizational Documents” means, the articles of formation and operating agreement, or equivalent organizational documents, in each case as currently in effect.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Group” means, the Parent and the Purchaser.

“Parent Indemnified Party” or “Parent Indemnified Parties” shall have the meaning set forth in Section 11.2.

“Parent Ordinary Shares” shall have the meaning set forth in the Recitals.

“Parent Shares” shall have the meaning set forth in the Recitals.

“Permits” shall have the meaning set forth in Section 6.10.

“Permitted Exceptions” means liens for current Taxes and installments of special assessments and other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company; recorded conditions, easements, reservations, covenants, and restrictions and similar matters of record affecting title to the Leased Real Property or the real property on which the Leased Real Property is situated and that do not materially impair the operations of the Company; zoning, entitlement, building, and other laws and land use regulations that do not materially impair the operations of the Company; statutory or common law liens and Security Interests to secure landlords, sublandlords, licensors, or sublicensors under leases or rental agreements arising or incurred in the ordinary course of business; mechanic’s, carriers’, workers’, repairers’, and similar common law and statutory liens and Security Interests arising or incurred in the ordinary course of business for amounts which are not delinquent; public roads and highways; matters that would be disclosed by a current title examination or an inspection or accurate survey of each parcel of Leased Real Property; liens, Security Interests, and other encumbrances on Leased Real Property arising from the provisions of the Real Property Leases; other liens and Security Interests arising in the ordinary course of business and (i) not incurred in connection with the borrowing of money and (ii) not delinquent or in default; Security Interests arising under original purchase or conditional sales contracts and equipment leases with third parties; pledges or deposits made in the ordinary course of business to secure obligations under works or unemployment compensation Applicable Laws or to secure public or statutory obligations; in the case of equity interests, restrictions imposed under securities Applicable Laws; nonexclusive licenses of Intellectual Property granted by the Company in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body.

“Personal Information” shall have the meaning set forth in Section 6.25(c).

“PGIF” shall have the meaning set forth in the Recitals.

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“Pre-Closing Period” shall have the meaning set forth in Section 8.1.

“Pre-Closing Tax Liability” means any and all liabilities, obligations, assessments, claims, deficiencies, interest, penalties, and costs with regard to Taxes that are attributable to or are otherwise incurred in connection with any Pre-Closing Tax Period.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on, and including, the Closing Date.

“Pre-Closing Taxes” means all Taxes with respect to (i) the Company with respect to any Pre-Closing Tax Period, (ii) any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor thereto) is or was a shareholder before Closing, and (iii) any Person (other than the Company) imposed on the Company for any period as a transferee or successor with respect to any transaction occurring on or before the Closing Date, by Applicable Law, contract, or otherwise; except to the extent (1) of any Taxes resulting from filing any election after the Closing having retroactive effect to any Pre-Closing Tax Period, or (2) of any Taxes incurred on the Closing Date but after the Closing that are outside of the ordinary course of business of the Company.

“Real Property” shall have the meaning set forth in Section 6.12(a).

“Real Property Leases” shall have the meaning set forth in Section 6.12(a).

“Representatives” shall have the meaning set forth in Section 8.3.

“ROFR Notice” shall have the meaning set forth in Section 8.5.

“ROFR Sale” shall have the meaning set forth in Section 8.5.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all reports required to be filed by the Parent with the SEC pursuant to the Securities Act and the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means, exclusive of the Permitted Exceptions, any mortgage, pledge, deed of trust, lien, encumbrance, charge, conditional sales agreement, title retention agreement, claims under bailment, or storage agreements, material defect as to title, licenses, or other security interest or encumbrance whatsoever, other than (i) mechanic’s, materialmen’s, and similar liens for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, and (iii) purchase money liens and liens securing rental payments under capital lease arrangements.

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“Seller” shall have the meaning set forth in the Preamble.

“Seller Indemnified Party” or “Seller Indemnified Parties” shall have the meaning set forth in Section 11.3.

“Shareholder Agreement” means the Shareholder Agreement to be entered into between the Parent and the Seller substantially in the form attached hereto as Exhibit B.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means any entity of which the Company, directly or indirectly, owns Capital Stock sufficient to elect a majority of the board of directors or persons performing a similar function.

“Tax” or “Taxes” means: (i) any foreign, federal, state, or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, parking, payroll, withholding, unemployment compensation, social security, retirement, or other tax of any nature; (ii) any foreign, federal, state, or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, other fee, or charge of any nature imposed by a Governmental Body; or (iii) any deficiency, interest, or penalty imposed with respect to any of the foregoing.

“Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates, or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of, or compliance with, any Tax.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Director Agreements, the Shareholder Agreement, and each of the other agreements, documents, and instruments required to be delivered or filed by any of the parties hereto at or before the Closing in accordance with the provisions hereof.

“Transactions” shall have the meaning set forth in Section 3.2(a)(xi).

“Transfer Agent” means VStock Transfer, LLC.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale of HoldCo Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Seller’s right, title, and interest in and to the HoldCo Shares, of which represents forty-five percent (45%) of HoldCo as of the Effective Date, free and clear of all Liens, other than Liens created or imposed by the Purchaser or under applicable securities laws.

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2.2 Purchase Price. The purchase price for the purchase of the HoldCo Shares shall be equal to an amount of Forty Million Nine Hundred Thirteen Thousand Three Hundred Seventy Dollars ($40,913,370) which shall be payable as follows:

(a) Six Million Three Hundred Sixty-Five Thousand Three Hundred Forty-Eight Dollars ($6,365,348) (the “Cash Consideration”) shall be paid by the Parent to the Seller at Closing by wire transfer of immediately available funds to the accounts designated in writing by the Seller not less than two (2) Business Days prior to the Closing Date;

(b) the Parent shall issue and deliver to the Seller Ten Million Dollars ($10,000,000) of Parent Ordinary Shares with a cost basis of or valued at $0.20 per share, which equals fifty million (50,000,000) shares, provided, that in the event of any stock split or similar recapitalization occurring after the Effective Date and prior to the Closing Date, the number of shares issuable pursuant to this Agreement shall be proportionally adjusted to maintain the intended economic value of the consideration; and

(c) the Parent shall assign to the Seller at Closing certain accounts receivable having an aggregate value of Twenty-Four Million Five Hundred Forty-Eight Thousand Twenty-Two Dollars ($24,548,022), of which are set forth on Schedule 2.2(c) (the “Assigned Receivables”), pursuant to an assignment and assumption agreement substantially in the form attached hereto as Exhibit A (the “Assignment Agreement”), in which the Parent shall convey the Assigned Receivables to the Seller on an “as is” basis and the Seller shall own all rights to collect and retain payment on the Assigned Receivables for its own account.

ARTICLE III

CLOSING

3.1 Closing. The closing of the Transactions shall take place remotely on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as the parties may agree in writing. The “Closing Date” shall be the date upon which the Closing occurs.

3.2 Closing Deliverables.

(a) On or prior to the Closing Date, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i) share certificates representing the HoldCo Shares under the Purchaser’s name, free and clear of any Security Interests and transfer restrictions, duly endorsed by stock powers or other instruments properly evidencing transfer of the HoldCo Shares in a form acceptable to the Parent and the Purchaser, with appropriate transfer stamps, if any, affixed;

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(ii) the executed side letters or agreements entered into between the Seller and PGIF and the Company, in which PGIF and the Company have agreed to comply with the applicable terms of this Agreement. ;

(iii) the Assignment Agreement duly executed by the Seller;

(iv) the Shareholder Agreement duly executed by the Seller;

(v) the Director Agreement duly executed by the Company;

(vi) an opinion from Hong Kong counsel of the Seller and HoldCo in the form acceptable to the Purchaser;

(vii) an opinion from Indonesian counsel of PGIF and the Company in the form acceptable to the Purchaser;

(viii) good standing certificates from each of the Seller, HoldCo, PGIF, and the Company of their respective jurisdictions of incorporation;

(ix) certificates duly executed by an officer of each of the Seller, HoldCo, PGIF, and the Company, dated as of the Closing Date, that each of the conditions set forth in Section 9.2 have been satisfied, respectively;

(x) certificates duly executed by the secretary of each of the Seller, HoldCo, PGIF, and the Company, dated as of the Closing Date, as to their respective (A) Organizational Documents, (B) resolutions of the board of directors or persons performing a similar function duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (the “Transactions”), and (C) officers’ names and signatures authorized to sign this Agreement, the Transaction Documents, and any other documents to be delivered hereunder; and

(xi) all other documents reasonably requested by the Purchaser that are compulsory by law to effect the intent of this Agreement and consummate the Transactions.

(b) On or prior to the Closing Date, the Parent shall pay, or caused to be paid, or deliver, or cause to be delivered, as applicable, to the Seller the following:

(i) the Cash Consideration by wire transfer in accordance with Section 2.2(a);

(ii) this Agreement duly executed by each of the Parent and the Purchaser;

(iii) the Assignment Agreement duly executed by the Parent;

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(iv) the Shareholder Agreement duly executed by the Purchaser;

(v) an irrevocable instruction letter directing the transfer agent of the Company the issuance and registration of the Shares in the name of the Purchaser, or its designated nominee, effective as of the Closing Date;

(vi) the Director Agreement duly executed by an individual designated by the Parent to serve on the Board of Directors of the Company;

(vii) certificates duly executed by an officer of each of the Parent and the Purchaser, dated as of the Closing Date, that each of the conditions set forth in Section 9.1 have been satisfied, respectively;

(viii) certificates duly executed by the secretary of each of the Parent and the Purchaser dated as of the Closing Date, as to their respective (A) Organizational Documents, (B) resolutions of the board of directors duly adopted and in effect, which authorize the execution, delivery, and performance of this Agreement and the consummation of the Transactions, and (C) officers’ names and signatures authorized to sign this Agreement, the Transaction Documents, and any other documents to be delivered hereunder; and

(ix) all other documents reasonably requested by the Purchaser that are compulsory by law to effect the intent of this Agreement and consummate the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to the Parent Group as of the Effective Date and as of the Closing Date that:

4.1 Title.

(a) The Seller owns, beneficially and of record, the HoldCo Shares free and clear of all Security Interests and transfer restrictions.

(b) HoldCo owns, beneficially and of record, all of the issued and outstanding equity of PGIF free and clear of all Security Interests and transfer restrictions.

4.2 Authority; Binding Agreement.

(a) The Seller and HoldCo have the requisite legal capacity, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.

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(b) The execution, delivery, and performance of this Agreement and the other Transaction Documents and the consummation by the Seller and HoldCo of the transactions contemplated hereby and thereby have been duly and validly authorized, and no other actions or proceedings on the part of the Seller and HoldCo are necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Seller and HoldCo and, assuming this Agreement constitutes the valid and binding agreement of the Parent Group, PGIF, and the Company, constitutes the legal, valid, and binding agreement of the Seller and HoldCo enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations. The Transaction Documents to which the Seller and HoldCo is a party, other than this Agreement, when executed and delivered by the Seller or HoldCo, as applicable, will have been duly and validly executed and delivered by the Seller or HoldCo, as applicable, will each constitute a legal, valid, and binding agreement of the Seller or HoldCo, as applicable, enforceable against the Seller or HoldCo, as applicable, in accordance with their terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) ((i) and (ii), collectively, “Enforcement Limitations”).

4.3 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents to which the Seller or HoldCo is a party nor the consummation by the Seller or HoldCo, as applicable, of the Transactions will:

(a) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Person, except (i) as may be required by any applicable securities laws or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent;

(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any terms, conditions, or provisions of any note, agreement, or other instrument or obligation to which the Seller or HoldCo, as applicable, is a party or otherwise bound, or the Seller’s or HoldCo’s assets or properties may be bound; or

(c) assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 4.3 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to the Seller or HoldCo or any assets or properties of the Seller or HoldCo.

4.4. Legal Actions. There are no claims or Legal Actions pending or threatened against the Seller or HoldCo that challenge the validity of this Agreement or the consummation of the Transactions.

4.5. Brokers and Finders. The Seller and HoldCo have not employed any investment banker, broker, finder, consultant, agent, or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the Transactions.

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4.6 Securities Matters.

(a) The Seller is not a U.S. person as that term is defined under Regulation S of the Securities Act. The Seller was outside of the United States as of the date of the execution and delivery of this Agreement and is outside the United States as of the Closing Date. The Seller acknowledges that the Parent Shares are being issued to the Seller for its own account and not for distribution nor on behalf of any U.S. person, and the sale and issuance have not been pre-arranged with a purchaser in the United States. The Seller acknowledges that the investment in the Parent Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the investment in the Parent Shares. The Seller understands that the Parent Shares are being offered to it in reliance on a specific exemption from the registration requirements of U.S. federal and state securities laws and that the Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to be issued the Parent Shares.

(b) The Seller has been furnished with access to all publicly available materials relating to the business, finances, and operation of the Parent. The Seller understands that no governmental agency has passed on or made any recommendation or endorsement of the Parent Shares.

(c) The Seller acknowledges that the Parent Shares are freely transferable and without restriction if the transfer or sale of the Parent Shares occurs outside of the U.S. and is made with a non-U.S. person subject to applicable foreign securities laws. The Seller agrees that any transfer or resale of the Parent Shares on any U.S. securities exchange or to a U.S. person shall be registered pursuant to the Securities Act or transferred or sold pursuant to an available exemption from registration.

(d) The Seller understands and agrees that each certificate or entry in the records of the Transfer Agent representing any Parent Shares shall bear a legend or a notation with language to the effect of the following (in addition to any other legend or notation required under Applicable Law) so long as such a legend or notation is required by Applicable Law:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR REGISTERED WITH ANY AGENCY OR SIMILAR ORGANIZATION WITH ANY NON-U.S. JURISDICTION, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED EXCEPT: (I) OUTSIDE THE UNITED STATES IN AN OFF-SHORE TRANSACTION IN ACCORDANCE WITH REGULATION S PROMULGATED UNDER THE ACT (“REGULATION S”) AND IN COMPLIANCE WITH APPLICABLE NON-U.S. SECURITIES LAWS, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT PURSUANT TO THE ACT, OR (III) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT (INLCUDING RULE 144, IF AVAILABLE), AND, IF REQUESTED BY THE ISSUER, UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER COMPLIES WITH THE ACT OR APPLICABLE NON-U.S. SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED EXCEPT IN COMPLIANCE WITH THE ACT.”

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(e) The Seller has had the opportunity to consult its own Tax advisors with respect to the Tax consequences to the Seller of the purchase, receipt, or ownership of the Parent Shares, including the Tax consequences under Applicable Law. The Seller acknowledges that none of the Parent, its Affiliates, or its representatives makes or has made any representations or warranties to the Seller regarding the Tax consequences to the Seller of the receipt or ownership of any Parent Shares, including the Tax consequences under Applicable Law and the possible effects of changes in such laws.

4.7 No Reliance. Any other provision of this Agreement notwithstanding, the Seller acknowledges and agrees that (i) neither of the entities of the Parent Group nor any Person on behalf of the Parent Group, is making any representations or warranties whatsoever, express or implied, beyond those expressly made by any member of the Parent Group in this Agreement or any other Transaction Document and (ii) the Seller has not been induced by, or relied upon, any representations, warranties, or statements, whether express or implied, made by any Person, that are not expressly set forth in this Agreement or any other Transaction Document.

4.8 Compliance with Applicable Law. The Seller’s indirect ownership structure of the Company, which involves the direct ownership of HoldCo that wholly owns PGIF, of which entity directly owns the Company, is not in violation with any Applicable Law or Legal Order.

4.9 Shareholder Agreements. Neither the Seller nor any other Person has entered into a shareholder agreement or similar agreement with any equity owner of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING OF PGIF

The Seller represents and warrants to the Parent Group as of the Effective Date and as of the Closing Date that:

5.1 Title. PGIF owns, beneficially and of record, all of the issued and outstanding equity of the Company free and clear of all Security Interests and transfer restrictions.

5.2 Authority; Binding Agreement.

(a) PGIF has the requisite legal capacity, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder in order to facilitate the consummation of the Transactions.

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(b) The execution, delivery, and performance of this Agreement and the other Transaction Documents and the facilitation of the consummation of the Transactions by PGIF have been duly and validly authorized, and no other actions or proceedings on the part of PGIF are necessary to authorize this Agreement and the other Transaction Documents or to facilitate the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by PGIF and, assuming this Agreement constitutes the valid and binding agreement of the Parent Group, the Seller, HoldCo, and the Company, constitutes the legal, valid, and binding agreement of PGIF enforceable against PGIF in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations, to the extent applicable. The Transaction Documents to which PGIF is a party, other than this Agreement, if any, when executed and delivered by PGIF will have been duly and validly executed and delivered by PGIF will each constitute a legal, valid, and binding agreement of PGIF enforceable against PGIF in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

5.3 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and any other Transaction Documents to which PGIF is a party nor the facilitation of the consummation of the Transactions by PGIF will:

(a) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Person, except (i) as may be required by any applicable laws, including, without limitation, any laws requiring a shareholder to file a notice with the applicable agency or organization in Indonesia for any indirect transfer of equity it owns in a subsidiary, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent as an indirect owner of PGIF;

(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any terms, conditions, or provisions of any note, agreement, or other instrument or obligation to which PGIF, as applicable, is a party or otherwise bound, or PGIF’s assets or properties may be bound; or

(c) assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to PGIF or any assets or properties of PGIF.

5.4 Legal Actions. There are no claims or Legal Actions pending or threatened against PGIF that challenge the validity of this Agreement or the consummation of the Transactions.

5.5 Brokers and Finders. PGIF has not employed any investment banker, broker, finder, consultant, agent, or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the Transactions.

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5.6 Compliance with Applicable Law. PGIF’s ownership structure of the Company is not in violation with any Applicable Law or Legal Order.

5.7 Shareholder Agreements. Neither PGIF nor any other shareholder of the Company has entered into a shareholder agreement or similar agreement involving, among other things, terms relating to transfer restrictions, governance matters, or voting rights.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING OF COMPANY

The Seller represents and warrants to the Parent Group as of the Effective Date and as of the Closing Date, subject to Section 12.15, that:

6.1 Authority; Binding Agreement.

(a) The Company has the requisite legal capacity, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder in order to facilitate the consummation of the Transactions.

(b) The execution, delivery, and performance of this Agreement and the other Transaction Documents and the facilitation of the consummation of the Transactions by the Company have been duly and validly authorized, and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement and the other Transaction Documents or to facilitate the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent Group, the Seller, and PGIF, constitutes the legal, valid, and binding agreement of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by the Enforcement Limitations, to the extent applicable. The Transaction Documents to which the Company is a party, other than this Agreement, if any, when executed and delivered by the Company will have been duly and validly executed and delivered by the Company will each constitute a legal, valid, and binding agreement of the Company enforceable against the Company in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

6.2 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and any other Transaction Documents to which the Company is a party nor the facilitation of the consummation of the Transactions by the Company will:

(a) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Person, except (a) as may be required by any applicable laws, including, without limitation, any laws requiring a shareholder to file a notice with the applicable agency or organization in Indonesia for any indirect transfer of equity it owns in a subsidiary, or (b) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent as an indirect owner of the Company;

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(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any terms, conditions, or provisions of any note, agreement, or other instrument or obligation to which the Company, as applicable, is a party or otherwise bound, or the Company’s assets or properties may be bound; or

(c) assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 6.2 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to the Company or any assets or properties of the Company.

6.3 Capitalization.

(a) The equity interests of the Company consist of (i) ninety percent (90%) owned by PGIF and (ii) ten percent (10%) owned by a Person located or incorporated in Indonesia, of which constitute all of the issued and outstanding equity of the Company (“Company Interests”). The Company Interests have been duly authorized and validly issued, and are held of record and beneficially by PGIF and the other shareholder, free and clear of all Security Interests and transfer restrictions (other than Permitted Exceptions), and were not issued in violation of Applicable Law, the Organizational Documents, preemptive rights of any Person, or any agreement to which the Company or any past or current shareholder of the Company was or is a party. There are no outstanding or authorized options, warrants, calls, rights (including preemptive, purchase, or subscription rights), conversion rights, exchange rights, or other contracts or commitments or any other agreements of any character which the Company is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem, or acquire any equity interests or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of the Company. There are no outstanding or authorized unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements, or other agreements or understandings with respect to the voting, sale, or transfer of the Company. The Company is not subject to any right of first refusal, put, call, preemptive rights, or anti-dilution agreements with respect to any of its equity interests.

(b) Schedule 6.3(b) accurately sets forth the name, type of entity, and jurisdiction of organization of each Subsidiary. All shares of Capital Stock of each Subsidiary (a) are owned, directly or indirectly, by the Company, free and clear of all Security Interests and transfer restrictions (other than Permitted Exceptions); (b) are duly authorized and validly issued; and (c) were issued in compliance with Applicable Law and any preemptive or similar rights. There are no options, warrants, puts, calls, rights, convertible, or exchangeable securities, “phantom” unit rights, unit appreciation rights, unit-based performance units, commitments, contracts, arrangements, or undertakings of any kind to which any Subsidiary is a party or by which it is bound (x) obligating such Subsidiary to issue, deliver, transfer, or sell, or cause to be issued, delivered, transferred, or sold, additional shares of Capital Stock of such Subsidiary, or (y) entitling any Person to any economic benefit based, directly or indirectly, on the value or price of any of the foregoing. No Subsidiary is or at any time has been insolvent within the meaning of Applicable Law.

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6.4 Title to Assets; Sufficiency and Condition.

(a) Title to Assets. Except as set forth on Schedule 6.4(a), the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets (excluding intangible assets) used by it, located on its premises, or shown on the consolidated balance sheet contained within the Most Recent Financial Statements (the “Most Recent Balance Sheet”) or acquired after the date thereof, free and clear of all Security Interests (except for Permitted Exceptions), except for the properties and assets (excluding intangible assets) disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet.

(b) Sufficiency and Condition. The assets owned and leased by the Company are sufficient to conduct in all material respects the Company’s business as it is currently being conducted. Each of such assets that is a tangible asset has been maintained in all material respects in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

6.5 Subsidiaries. Other than the Subsidiaries set forth on Schedule 6.5(b), the Company does not, directly or indirectly, own any equity interest in any other Person and does not control the business or affairs of any other Person. No Subsidiary directly or indirectly owns any equity interest in any other Person or controls the business or affairs of any other Person. The Company is not obligated to make any investment in or capital contribution to any other Person.

6.6 Financial Statements; Liabilities.

(a) Attached hereto as Schedule 6.6(a) are the following financial statements of the Company (collectively, the “Financial Statements”): (i) unaudited consolidated balance sheet, and consolidated statements of income and shareholders’ equity, and cash flows of the Company as of and for the fiscal year ended January 31, 2025; and (ii) unaudited balance sheet and statements of income and shareholders’ equity, and cash flows of the Company (the “Most Recent Financial Statements”) as of and for the one-month period ended January 31, 2025 (the “Most Recent Fiscal Month End”). The Financial Statements are consistent with the books and records of the Company, which books and records are true, correct, and complete in all material respects. The Financial Statements have been prepared in conformity with IFRS and fairly present in all material respects the financial position of the Company at the dates of the balance sheets included therein and the results of their operations for the respective periods indicated therein (subject, in the case of the Most Recent Financial Statements, to customary year-end adjustment.

(b) Except as set forth on the face of the Most Recent Balance Sheet or on Schedule 6.6(b), the Company has no Liabilities required to be accrued or reserved against in a balance sheet prepared in accordance with IFRS other than (i) normal or recurring liabilities or obligations incurred in the ordinary course of business after the date of the Most Recent Balance Sheet; (ii) those arising under Material Agreements (other than the payment of liquidated damages or arising as a result of a default or breach thereof); and (iii) obligations arising under this Agreement or the other Transaction Documents.

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(c) The Financial Statements have been prepared in accordance with the books, records, and accounts of the Company, all of which accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

6.7 Events Subsequent to Most Recent Fiscal Month End. Except as set forth on Schedule 6.7, since the date that falls on the Most Recent Fiscal Month End, there has not been any material adverse change in the business, condition (financial or otherwise), properties, operations, or results of operations, of the Company. Except as set forth on Schedule 6.7, since the date that falls on the Most Recent Fiscal Month End:

(a) The Company has not sold, leased, transferred, or assigned any assets, tangible or intangible having a value in excess of Four Hundred Thousand Dollars ($400,000), except for sales of inventory in the ordinary course of business;

(b) The Company has not entered into any material agreement, contract, lease, or license outside the ordinary course of business, including any Material Agreement;

(c) The Company has not accelerated, terminated, made material modifications to, canceled or failed to renew, or received any threat from a third party that any of the foregoing would occur, with respect to any Material Agreement;

(d) The Company has not imposed or had imposed any Security Interest (other than Permitted Exceptions) upon any of its assets or properties, tangible or intangible;

(e) The Company has not created, incurred, assumed, or guaranteed more than Four Hundred Thousand Dollars ($400,000) in aggregate Indebtedness for borrowed money and capitalized lease obligations;

(f) there has been no change made or authorized in the Organizational Documents of the Company;

(g) The Company has not issued, sold, or otherwise disposed of any securities or other Capital Stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Capital Stock, or issued any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Company;

(h) The Company has not declared, set aside, or paid any dividend or made any distribution with respect to its Capital Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its Capital Stock;

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(i) The Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of Three Hundred Thousand Dollars ($300,000) individually or Seven Hundred Fifty Thousand Dollars ($750,000) collectively;

(j) The Company has not paid any liability or obligation, or discharged or satisfied any Security Interest (excluding Permitted Exceptions), other than payment of current liabilities in the ordinary course of business or those securing liabilities or obligations not in excess of Three Hundred Thousand Dollars ($300,000) individually or Seven Hundred Fifty Thousand Dollars ($750,000) collectively;

(k) The Company has not canceled or compromised any debt or claim, or waived or released any right of material value, in excess of Three Hundred Thousand Dollars ($300,000) individually or Seven Hundred Fifty Thousand Dollars ($750,000) collectively, other than in exchange for the full fair value thereof;

(l) The Company has not experienced any strike, work stoppage, or lockout or encountered any labor union organizing activities by or among its employees;

(m) The Company has not made any acquisition of any properties or assets having in the aggregate a fair market value in excess of Three Hundred Thousand Dollars ($300,000) individually or Seven Hundred Fifty Thousand Dollars ($750,000) collectively;

(n) The Company has not made any change in accounting methods or principles applicable to its business, including changes in estimates or valuation methods, ceased making accruals consistent with past practice, or made or caused to be made any restatement of value of any properties or assets in the Financial Statements (other than annual restatements of inventory values in the ordinary course of business);

(o) The Company has not elected, revoked, or amended any material Tax election, settled or compromised any claim or assessment with respect to Taxes, executed any closing agreement or any other agreement with respect to Taxes, executed or consented to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or amended any income or other material Tax returns;

(p) The Company has not increased the compensation payable, or to become payable, to any of its officers or employees who receive compensation of Four Hundred Thousand Dollars ($400,000) or more during calendar year 2024, or made any bonus payment or similar arrangement with, or increased the scope or nature of any fringe benefits provided for, such officers or employees;

(q) The Company has not adopted any new Employee Benefit Plan or amended any existing Employee Benefit Plan (except to the extent required by Applicable Law);

(r) The Company has not delayed or accelerated payment of any account payable or other liability or obligation beyond or in advance of its due date or the date when such liability or obligation would have been paid in the ordinary course of business; and

(s) The Company has not committed to any of the foregoing.

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6.9 Legal Compliance. The Company is, and at all times during the past three (3) years has been in compliance, in all material respects with Applicable Law, and, during the past three (3) years, no Legal Action or notice has been filed or commenced against the Company alleging any failure so to comply.

6.10 Permits. The Company holds and maintains, and has at all times held and maintained, all material licenses, permits, approvals, franchise rights, and other authorizations (collectively, the “Permits”) from all Governmental Bodies and other Persons which are necessary for the lawful conduct of its business and its use and occupancy of its assets and properties in the manner heretofore conducted, used, and occupied. All of such material Permits are set forth on Schedule 6.10 and are valid, in good standing and in full force and effect and the Company has duly performed in all material respects all of its obligations under such Permits. None of the Permits is subject to any proceeding for revocation or modification and no approval or consent of any Person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated hereby. True, correct, and complete copies of such Permits have previously been delivered to the Parent Group.

6.11 Tax Matters.

(a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete. Except with respect to any Taxes arising in respect of the Transactions, all material Taxes owed by the Company for any period or portion of a period ending on or prior to the Closing Date (whether or not shown on any Tax Return) (i) have been paid or (ii) are fully reserved for in the Most Recent Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company. The Company is not currently the beneficiary of any extension of time (other than automatic extensions) within which to file any Tax Return which has not yet been filed.

(b) There is no pending dispute or claim concerning any Tax Liability of the Company and, to the knowledge of the Company, no such dispute or claim is threatened, other than with respect to matters which have been fully resolved.

(c) Schedule 6.11(c) lists all Tax Returns for taxable periods ended on or after December 31, 2024, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to the Parent Group correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2024. The Company has not waived any statute of limitations in respect of Taxes which has continuing effect or agreed to any extension of time with respect to a Tax assessment or deficiency which has continuing effect.

(d) The Company is not a party to any Tax allocation or sharing agreement (for the avoidance of doubt, excluding agreements not primarily related to Taxes, such as leases and similar commercial contracts) that will have continuing effect after the Closing.

(e) In the five (5) years before the date of this Agreement, no claim has been made in writing by an authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to taxation by such jurisdiction.

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(f) All material Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, member, nonresident, creditor, or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Body or other Person.

(g) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

6.12 Real Property.

(a) Schedule 6.12(a) lists all real property owned or leased or occupied by the Company or which the Company has the right to own, lease, or occupy (the owned property, the “Owned Real Property” and, the leased property, the “Leased Real Property”) and any agreement pursuant to which the Company occupies the Leased Real Property being referred to as a “Real Property Lease,” and collectively as the “Real Property Leases”). The Leased Real Property and the Owned Real Property may also be referred to as the “Real Property.” A list of the Real Property Leases and all amendments thereto is set forth on Schedule 6.12(a). The Owned Real Property includes all land legally titled in the name of the Company.

(b) Real Property used by the Company in the conduct of its business is listed on Schedule 6.12(a). Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Real Property. With respect to the Owned Real Property, the Company holds good and marketable title, free, and clear of all Liens. The Company has not received written notice of, and to the knowledge of the Company, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property that would adversely affect in any material respect the current use of the Real Property. The Company has not received written notice from any insurance company that such insurance company will require any alteration to any Real Property for continuance of a policy insuring any Real Property or for the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed).

(c) Subject to (i) proper authorization and execution of such lease by the other parties thereto and subject to the Enforcement Limitations, and (ii) the Permitted Exceptions, each Real Property Lease is valid, binding, and in full force and effect, in all material respects, and neither the Company nor, to the knowledge of the Company, any other party to any Real Property Lease is in material breach thereunder. The Company has provided to the Parent Group true, correct, and complete copies of each of the Real Property Leases and all material amendments, modifications, or other agreements related thereto, and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications are set forth on Schedule 6.12(c). Each Real Property Lease constitutes the entire agreement between the parties thereto, and there are no other material agreements, whether oral or written, between the parties in connection with the Leased Real Property. Subject to proper authorization and execution of each Real Property Lease by the other parties thereto and further subject to the Enforcement Limitations, the Company holds a valid and existing leasehold interest under its applicable Real Property Lease, free and clear of any Security Interest except (A) Permitted Exceptions, and (B) Security Interests and other encumbrances on the fee title to the real property on which the Leased Real Property is situated. No estoppel certificates have been given by the Company to any mortgagee or other third party. The Company is not currently contesting any material operating costs, real property taxes, or assessments or other charges payable by the tenant under any Real Property Lease. There are no purchase options, rights of first refusal, first option, or other rights held by the Company with respect to any Real Property Lease, or the real estate and/or buildings affected by any Real Property Lease except as set forth in the Real Property Leases.

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(d) All material approvals of Governmental Bodies required in connection with the use of the Leased Real Property as it is currently used by the Company and the Owned Real Property as it is currently used by the Company has been received.

6.13 Intellectual Property. The Company does not own, license, or use any Intellectual Property that is material to the operation of its business. The Company has not received any written claims or demands in the past three (3) years alleging that it has infringed or violated any Intellectual Property rights of any third party. The Company does not use any third-party Intellectual Property under license, except for commercially available off-the-shelf software. The Company is not subject to any contractual obligations relating to the use or protection of Intellectual Property of customers or third parties.

6.14 Contracts. Schedule 6.14 lists the following written or oral contracts and other agreements to which the Company is a party or by which the Company or any of its properties or assets is bound, organized under a header for each subcategory below (the contracts and agreements described below, collectively, the “Material Agreements” and individually, a “Material Agreement”):

(a) any agreement (or group of related agreements) for the lease of (i) real property to or from any Person or (ii) personal property or assets providing for lease payments in excess of Three Hundred Thousand Dollars ($300,000) per annum or Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate;

(b) any agreement (or group of related agreements), for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which would reasonably be expected to extend over a period of more than one (1) year and involve consideration to or from the Company in excess of Three Hundred Thousand Dollars ($300,000);

(c) any agreements with a Material Supplier or a Material Customer;

(d) any agreement with any Governmental Body;

(e) any agreement containing confidentiality, non-competition, or exclusivity provisions, or provisions that prohibit or restrict the Company from fully engaging in any type of business, market, or geographical area, or that grant any Person a first refusal, first offer, or similar preferential right to purchase or acquire any right, asset, or property of the Company or its Capital Stock;

(f) any other agreement or instrument (or group of related agreements or instruments) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation or under which the Company has imposed a Security Interest, or agreed not to have a Security Interest imposed, on any of its assets or properties, tangible or intangible, or any letter of credit, except for Permitted Exceptions;

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(g) any agreement with the members of the Company or any of the Company’s officers or manager, or any of their Affiliates other than for employment;

(h) any collective bargaining, noncompetition, nonsolicitation, profit sharing, stock option, stock purchase, stock appreciation, phantom stock, deferred compensation, executive compensation, bonus, employee pension retirement, severance, or other material agreement, plan, or arrangement for the benefit of its current or former directors, officers, employees, or consultants;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis, providing any severance pay or benefits or that is not terminable at will by the Company;

(j) any agreement under which the Company has advanced or loaned any amount to any of its members, officers, employees, or managers (other than advancement of business expenses in the ordinary course of business);

(k) any license, sublicense, agreement, or permission pursuant to which the Company licenses any Intellectual Property from any third party (except for (i) licenses for commercially available off-the-shelf software subject to standard and generally non-negotiated terms and conditions, and (ii) any other licenses that are incidental to the primary purpose of the applicable agreement), or has licensed any of its Intellectual Property to any third party (except any agreements that contain nonexclusive licenses granted by the Company in the ordinary course of business);

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of Three Hundred Thousand Dollars ($300,000);

(m) any agreement or obligation to make charitable contributions to any Person;

(n) powers of attorney granted by or to the Company; and

(o) any contract not made in the ordinary course of business of the Company.

The Company has delivered to the Parent Group a true, correct, and complete copy of each written Material Agreement and a written summary setting forth the terms and conditions of each oral Material Agreement. With respect to each material agreement to which the Company is a party, including each Material Agreement: (i) assuming due execution and delivery by the counterparties thereto, such agreement is legal, valid, binding, enforceable by the Company, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable by the Company, and in full force and effect following the consummation of the transactions contemplated hereby to the same extent as immediately before such consummation; (iii) neither the Company nor, to the knowledge of the Company, any other party is in breach or default thereof; and (iv) the Company and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it to date and no event of default or event which, with notice or lapse of time or both would constitute a breach or an event of default by the Company or, to the knowledge of the Company, other party, or permit termination, modification, or acceleration by the Company or, to the knowledge of the Company, by any other party thereto has occurred. The Company has not received written notice that any party to any Material Agreement is terminating or materially reducing or making a material adverse change in such Material Agreement or any aspect of the business relationship under such Material Agreement.

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6.15 Insurance.

(a) Schedule 6.15(a) sets forth the following information with respect to each insurance policy with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage (the “Insurance Policies”): (i) the name and address of the agent or broker; (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured; (iii) the policy number and the policy period; and (iv) the type of coverage provided, including whether the coverage is on a claims made or occurrence basis and the amount (including deductibles, retentions, and limits of liability) of coverage.

(b) With respect to each Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect, and will be following the consummation of the transactions contemplated hereby except for the Insurance Policies set forth on Schedule 6.15(b); (ii) the limits of liability under the Insurance Policies have not been exhausted or materially reduced; (iii) the Company is not in breach or default nor, to the knowledge of the Company, is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any material provision thereof. The Insurance Policies are sufficient for compliance by the Company with Applicable Law and all agreements to which the Company is a party. There are no captive insurance programs or material self-insurance arrangements affecting the Company. No written notice of cancellation or termination has been received by the Company with respect to any Insurance Policy. The Company has not received any written notice of non-coverage, reservation of rights, or rejection of tender for any outstanding claim with respect to any Insurance Policy. The Company has delivered to the Parent Group true, correct, and complete copies of all Insurance Policies.

6.16 Litigation. Schedule 6.16 sets forth a list and description of each Legal Action to which the Company is a party or by which any of its respective assets are affected that has been pending at any time in the past three (3) years, or that, to the knowledge of the Company, is currently threatened, in writing. The Company is not a party to any pending or, to the knowledge of the Company, threatened, in writing, Legal Action that challenges the legality, validity, or enforceability of this Agreement or the transactions contemplated hereby. Schedule 6.16 sets forth each instance in which the Company is subject to any outstanding Legal Order.

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6.17 Employees

(a) Schedule 6.17(a) sets forth a list of (i) all officers, managers, and employees of the Company, and (ii) any other Person performing services for the Company that might alternatively be performed by an employee, along with their date of hire or engagement, principal place of work, status as full or part-time, title, current classification status as an exempt or non-exempt employee, accrued vacation or paid time off, current base pay, most recently paid annual bonus or incentive compensation, and total compensation for the most recent year. The Company has complied in the past three (3) years, and is in compliance, in all material respects with Applicable Law relating to labor and employment matters, including laws relating to employment discrimination, civil rights, equal pay, wages and hours, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration, mass layoffs, or plant closings, or the withholding and payment of income or other items. No Legal Action relating to any Applicable Law is pending or, to the knowledge of the Company threatened against it with regards to labor and employment matters.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike, picketing, or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. To the knowledge of the Company, no organizational efforts are presently being made or threatened by or on behalf of any labor union or employee association with respect to employees of the Company, nor has any such organizational effort occurred or been threatened within the past three (3) years.

(c) The Company has in its files the applicable form or filing that is validly and properly completed in accordance in all material respects with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law. The Company has not received written notice or other communication from any Governmental Body regarding any unresolved violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in Indonesia or the applicable jurisdiction.

(d) All persons performing services to the Company who are classified and treated as independent contractors, consultants, or in a similar capacity qualify as independent contractors under Applicable Law.

(e) The Company has provided to the Parent Group copies of all material written employment policies of the Company that are presently in effect.

6.18 Environment, Health, and Safety Matters. Except as set forth on Schedule 6.18(a), the Company is in compliance, in all material respects with all applicable Environmental, Health, and Safety Requirements.

(a) Without limiting the generality of the foregoing, the Company holds and maintains, and has at all times in the past three (3) years held and maintained, and has in the past three (3) years complied and is in compliance with, in each case in all material respects, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(b) Except as set forth on Schedule 6.18(b), the Company has not received any unresolved written or, to the knowledge of the Company, oral, notice regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

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(c) Except as set forth on Schedule 6.18(c), to the knowledge of the Company, none of the following exists at any property or facility currently operated by the Company: (i) underground storage tanks, (ii) asbestos containing material in any friable and damaged form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas. All on-site and off-site locations where, to the knowledge of the Company, the Company has stored, disposed, or arranged for the disposal of Hazardous Materials are identified in Schedule 6.18(c).

(d) There is no Environmental Claim (as defined below) pending, or to the knowledge of the Company, threatened, against the Company, or against any person or entity whose liability for such Environmental Claim the Company has retained or assumed either contractually or by operation of law, and to the Knowledge of the Company, no past or present actions, activities, circumstances, conditions, events, or incidents have occurred that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose liability for such Environmental Claim. As used in this Agreement, “Environmental Claim” shall mean any written notice by a person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company, or (ii) any violation of or alleged violation of or alleged Liability under any Environmental, Health, and Safety Requirements.

(e) The Company has not installed, used, generated, treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, or released any Hazardous Materials in a manner that has given, or would reasonably be expected to give, rise to Liabilities, including any such Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees, under applicable Environmental, Health, and Safety Requirements.

(f) To the knowledge of the Company, there are not present in, on or under any of the Real Property any Hazardous Materials in such form or quantities as to create any material Liability or obligation of the Company under any Environmental, Health, and Safety Requirements or any other Liability for the Company.

(g) The Company has delivered to the Parent Group true, correct, and complete copies of all reports, licenses, Permits, Governmental Authorizations, disclosures, and other material documents in its possession relating to any Environmental, Health, and Safety Requirements in connection with any of the Real Property, or otherwise relating to the current business of the Company.

6.19 Brokers and Finders. The Company has not employed any investment banker, broker, finder, consultant, agent, or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder’s, or similar fee or commission in connection with this Agreement or the Transactions.

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6.20 Notes and Accounts Receivable. All notes, accounts receivable, contracts receivable, unbilled invoices, and all other receivables and similar assets of the Company reflected in the Financial Statements are and will be legal, valid, and binding obligations, and are and will be subject to any material setoffs or counterclaims (subject to any allowance for doubtful accounts reflected in the Financial Statements), and have arisen or will have arisen out of bona fide sales of services or products to customers in the ordinary course of business.

6.21 Outstanding Indebtedness. The Company is not in default with respect to any outstanding Indebtedness or any instrument or agreement relating thereto.

6.22 Suppliers and Customers. Schedule 6.22 sets forth the ten (10) largest customers (“Material Customers”) of the Company (the identity of such Persons being determined based on, respectively, the total dollar amount of purchases from such suppliers and revenues attributable to such customers) during the fiscal year ended December 31, 2024, and during the two (2)-month period ending on the Most Recent Fiscal Month End. No such customer has since December 31, 2024 canceled, terminated, or made any threat or communication to the Company in writing to cancel or otherwise terminate its relationship with the Company, or to materially decrease its services or its usage of the services of the Company.

6.23 Certain Business Practices. Neither the Company nor any officer or manager nor, to the knowledge of the Company, any employee, or agent of the Company, in each case on behalf of the Company, has, directly or indirectly (i) made or agreed to make any contribution, payment, or gift to any customer, supplier, governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under any Applicable Law or which, if not continued in the future, would reasonably be expected to have a Material Adverse Effect, (ii) established or maintained any unrecorded fund or asset of the Company for any improper purpose or made any false entries on its books and records for any reason, or (iii) made or agreed to make, in violation of any Applicable Law, any contribution, or reimbursed any political gift or contribution made by any other Person, to any governmental official, governmental employee, or candidate for federal, state, or local public office.

6.24 Foreign Corrupt Practices Act. The Company (i) has not ceased conducting business for any reason in any non-U.S. country in the last five (5) years; (ii) has, to the knowledge of the Company, no employees, agents, consultants, or distributors who hold any foreign government positions or serve on any boards of directors of foreign government-owned entities; (iii) has not, to the knowledge of the Company, been the subject of any bribery, money laundering, or anti-kickback investigation by any Governmental Body; (iv) has not conducted an internal investigation involving allegations of impropriety involving bribery, money laundering, or anti-kickback laws; (v) has not provided or promised anything of value, including hospitality, entertainment, gifts, or trinkets, to any foreign official; (vi) has not paid or promised to pay a foreign official’s travel expenses; (vii) has not engaged or attempted to engage a foreign official to provide services to or for the Company; (viii) has not made or promised to make any charitable, social, or political contributions in any of the foreign countries in which the Company operates; or (ix) has not received from any foreign Governmental Body any grants, tax benefits, rulings, or orders.

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6.25 Conflicts of Interest. Except as set forth on Schedule 6.25, no officer or director or other personnel of the Company or of any Affiliate of the Company (a) has any direct or indirect interest (i) in any Person which does or did business with the Company or is a competitor of the Company, (ii) in any property, asset, or right (whether real, personal or mixed, or tangible or intangible) which is or has been used by the Company, in the conduct of its business, or (iii) in any contractual relationship with the Company other than as an employee, (b) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company, or (c) is an officer, director, member, manager, employee, or consultant of any Person that is a competitor, lessor, lessee, customer, or supplier of the Company.

6.26 Computer Systems.

(a) The Company has taken all actions which a reasonably prudent person in the businesses of the Company would take to protect the security and data integrity of the Company and their clients’ data and protect against the existence of (i) any protective, encryption, security, or lock out devices which might in any way interrupt, discontinue, or otherwise adversely affect the Company’s use of the Computer Systems; and (ii) any so called computer viruses, worms, trap or back doors, Trojan horses, or any other instructions, codes, programs, data, or materials (collectively, “Malicious Instructions”) which could improperly interfere with the operation or use of the Computer Systems. Each Computer System used in the Company’s business substantially conforms to the Company’s functional requirements, design specifications, documentation, and other specifications and does and will perform substantially in accordance with the foregoing. Except as set forth on Schedule 6.26(a), to the knowledge of the Company, the Company has not experienced any material interruptions, errors, Malicious Instructions, data losses, data integrity problems, hacking attempts, security breaches, or other material problems related to any Computer System used in the business of the Company which has adversely affected the Company in any material respect.

(b) None of the source code for software owned by the Company has been or is required to be deposited in escrow for the benefit of any third party. The software and information technology included in the Intellectual Property owned by or licensed by the Company collectively comprises all software and information technology necessary to conduct the business and operations of the Company as currently conducted.

(c) In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders), processing, and/or use of any personally identifiable information from or relating to any individuals, including, without limitation, any customers, prospective customers, employees, and/or other third parties (collectively “Personal Information”), except as set forth on Schedule 6.26(c), the Company is and has been in material compliance with all applicable laws, regulations, directives, and industry standards, the Company’s privacy policies, and the requirements of any contract, agreement, or codes of conduct to which the Company is a party. The Company has provided to the Parent Group a current version of its privacy and security policies, as applicable. The Company has commercially reasonable physical, technical, organizational, and administrative security measures and policies in place that protect all Personal Information collected, stored, transferred, processed, and/or used by it or on its behalf from and against unauthorized access, use, and/or disclosure. The Company has not experienced or been made aware of any breach or compromise of data privacy or security that resulted in the disclosure of any Personal Information in the preceding three (3) years that would raise notification obligations under Applicable Law. The Company has not received notice of, any complaint, claim, governmental investigation, litigation, or enforcement action arising from any actual or suspected breach of security.

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ARTICLE VII

REPRESENTATIONS AND WARRANTIES of parent and PURCHASER

The Parent represents and warrants to the Seller as of the Effective Date and as of the Closing Date that:

7.1 Corporate Organization and Qualification. Each of the Parent and the Purchaser is duly formed entity, validly existing, and in good standing under the laws of the state of its formation, and is qualified and in good standing as a foreign entity in each jurisdiction where the assets and properties owned, leased, or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby. The Parent Group has all requisite power and authority (corporate or otherwise) to own its assets and properties and to carry on its business as it is now being conducted and presently proposed to be conducted, except where the failure to have such power and authority has not had and would not reasonably be expected to have a Material Adverse Effect or adversely affect its ability to consummate the transactions contemplated hereby.

7.2 Authority; Binding Agreement. Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which any entity in the Parent Group is a party and the consummation by such entity of the transactions contemplated hereby and thereby have been duly and validly authorized by such entity and no other corporate actions or proceedings on the part of such entity is necessary to authorize this Agreement and the other Transaction Documents to which each of them is a party, or to consummate the transactions contemplated hereby or thereby. The Transaction Documents to which any of the entities of the Parent Group is a party, when executed and delivered by each applicable entity in the Parent Group will have been duly and validly executed and delivered by each such entity, and, assuming the Transaction Documents constitute valid and binding agreements of the Seller, HoldCo, PGIF, and the Company, will each constitute a legal, valid, and binding agreement of each entity in the Parent Group that is a party thereto, enforceable against each of them in accordance with their terms, except that such enforceability may be limited by Enforcement Limitations.

7.3 Consents and Approvals; No Violation. Neither the execution, delivery, or performance of this Agreement and the other Transaction Documents to which each of the Parent and the Purchaser are a party nor the consummation by the Parent and the Purchaser of the transactions contemplated hereby or thereby will:

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7.4 Consents and Approvals; No Violation.

(a) require any consent, approval, exemption, authorization, or permit of, or registration, qualification, filing with or notification to, any Governmental Body with respect to the Parent or the Purchaser except (i) as may be required by any applicable state securities or “blue sky” laws or state takeover laws, or (ii) such filings, consents, approvals, orders, registrations, and declarations as may be required as a result of the status or identity of the Parent or the Purchaser;

(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration or lien or other charge or encumbrance) or require any notice or give rise to any entitlement to payment or benefit, or require the consent of any third party under any agreement to which the Parent or the Purchaser are a party or otherwise bound, except where the violation, breach, conflict, default, acceleration or failure to give notice or obtain consent would not materially impair the Parent’s or the Purchaser’s ability to consummate the transactions contemplated hereby; or

(c) assuming the consents, approvals, exemptions, authorizations, or permits and registrations, qualifications, filings, or notifications referred to in this Section 7.4 are duly and timely obtained or made, violate or conflict with any Applicable Law or Legal Order applicable to the Parent or the Purchaser or any assets or properties of the Parent or the Purchaser, except where the violation or conflict would not materially impair the Parent’s or the Purchaser’s ability to consummate the transactions contemplated hereby.

7.5 Parent Shares. The Parent Shares issuable in connection with the transactions contemplated hereby, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

7.6 Litigation. There are no actions, suits, or proceedings pending or, to the Parent’s or the Purchaser’s knowledge, overtly threatened against or affecting the Parent or the Purchaser at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which would adversely affect the Parent’s or the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

7.7 Brokerage. There are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of each of the Parent and the Purchaser.

7.8 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article VII, none of the Parent, the Purchaser, or any other Person has made or makes, any other representations or warranties, including any representation or warranty as to the accuracy or completeness of any information (i) regarding the Parent, the Purchaser, any of their Affiliates or its business, assets, or operations, (ii) furnished, provided, or made available to any Indemnified Party, including any information provided in a virtual data room, management presentations, or (iii) in any other form in expectation of the transactions contemplated herein, or any representation or warranty arising from statute or otherwise pursuant to any Applicable Law, whether written or oral, statutory, express or implied, in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby and any such representations and warranties are hereby expressly disclaimed.

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ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Conduct of Business of Company. The Seller agrees to cause the Company during the period from the date of this Agreement to the Closing (the “Pre-Closing Period”) (unless (a) the Parent shall otherwise agree in writing, (b) otherwise contemplated by this Agreement, (c) as otherwise required by Applicable Laws, or (d) set forth on Schedule 8.1 (subclauses (a)-(d), the “Interim Operating Covenant Exceptions”)), to cause each of its Subsidiaries to, (i) conduct its operations and maintain its assets and properties according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) prepare and file all Tax Returns and other Tax reports, filings, and amendments thereto required to be filed by it on a timely basis and in a manner consistent with past practice; and (iii) use commercially reasonable efforts to preserve intact its current business organization, and to keep available the service of its current officers and employees, and use commercially reasonable efforts to preserve its relationships with customers, suppliers, and others having business dealings with it to the end that goodwill and ongoing businesses not be impaired in any material respect on the Closing Date. Without limiting the generality of the foregoing, and except for the Interim Operating Covenant Exceptions, during the Pre-Closing Period, the Company will not, and will not permit any of its Subsidiaries to:

(a) issue, deliver, sell, dispose of, pledge, or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition, or pledge or other encumbrance of (i) any Capital Stock of any class (including the Company Interests), or any securities or rights or warrants convertible into, exchangeable for, or evidencing the right to subscribe for any Capital Stock, or any rights, warrants, options, calls, commitments, or any other agreements of any character to purchase or acquire any Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Capital Stock, (ii) any other securities in respect of, in lieu of, or in substitution for, Company Interests outstanding on the date hereof, or (iii) any unit appreciation, phantom unit, unit plans, profit participation, or similar rights with respect to the Company or its Subsidiaries;

(b) split, combine, subdivide, or reclassify any Company Interests, make any other change to its capital structure, purchase, redeem, or otherwise acquire any Capital Stock or any other security thereto or declare, set aside for payment or pay any dividend, or make any other actual, constructive, or deemed distribution in respect of any Company Interests or otherwise make any payments to members in their capacity as such;

(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or its Subsidiaries, if any;

(d) adopt any amendments to the Organizational Documents of the Company or its Subsidiaries, if any;

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(e) make any acquisition, by means of merger, consolidation, stock, or asset purchase or otherwise, or disposition, of assets, properties, securities, any business, or any Person other than in the ordinary course of business consistent with past practice;

(f) (i) fail to maintain any Leased Real Property, including all improvements, in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, or (ii) demolish or remove any of the existing improvements, or erect new improvements on any Leased Real Property or any portion thereof;

(g) make any capital expenditure in excess of Four Hundred Thousand Dollars ($400,000);

(h) except in the ordinary course of business, sell, assign, transfer, license, or permit to lapse any material right with respect to any Intellectual Property;

(i) (i) make or change any Tax election or settle or compromise any income Tax Liability or (ii) file any amended Tax Return, enter into any Tax closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(j) (i) adopt or change any material accounting principle used by the Company or its Subsidiaries, if any, or (ii) change any annual accounting period;

(k) (i) commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with the Parent prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other material dispute;

(l) disclose any confidential, proprietary, or non-public information, except as is reasonably protected under a customary non-disclosure agreement;

(m) other than in the ordinary course of business consistent with past practice, incur any Indebtedness for borrowed money in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or guarantee any such Indebtedness of another Person or make any loans, advances, or capital contributions to, or investments in, any other Person (excluding advancement of business expenses to service providers in the ordinary course of business);

(n) grant any increases in the compensation of any of its managers, officers, or employees, except in the ordinary course of business and in accordance with past practice;

(o) pay or agree to pay any pension, retirement allowance, or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements, or arrangements as in effect on the date hereof to any such manager, officer, or employee, whether past or present;

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(p) enter into any new or amend any existing employment, severance, change in control, or termination agreement with any manager, officer, or employee or grant any award to any manager, officer, or employee under any bonus, incentive, performance, or other compensation plan or arrangement;

(q) except as required to comply with Applicable Law, become obligated under any new Employee Benefit Plan, severance plan, benefit arrangement, bonus, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof;

(r) enter into, terminate, or modify in any material respect any Material Agreement or waive, release or assign any material right or claim thereunder; or

(s) authorize any of the foregoing, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

8.2 Certain Actions to Close Transactions. Subject to the terms of this Agreement, each party hereto will use its commercially reasonable efforts to fulfill, and to cause to be satisfied as soon as reasonably practicable, the conditions in Article IX (but with no obligation to waive any such condition) and to consummate and effect the Transactions, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing. Without limiting the generality of the foregoing, the Seller shall cause the Company to use reasonable best efforts to give any required notices to, and make any required filings with, other Persons and to obtain each consent listed on Schedule 8.2 before Closing.

8.3 Access to Information. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article IX, upon reasonable notice, the Seller shall cause the Company to afford to officers, employees, counsel, accountants, and other authorized representatives of each of the entities of the Parent Group (“Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the Pre-Closing Period, to its premises, assets, properties, personnel, accountants, suppliers, customers, contracts, documents, Tax returns, books, and records and, during such period, shall furnish or make available reasonably promptly to such Representatives all information and documents concerning its business, finances, assets, management personnel, and properties as may reasonably be requested; provided that the Parent Group and any Representative shall agree to a customary confidentiality agreement with respect to such information made available to it. In addition, the Parent shall have the right to have the Leased Real Property inspected for purposes of determining the physical condition and legal characteristics of the Leased Real Property.

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8.4 Publicity. The parties hereto will consult with each other and will mutually agree in writing upon any press releases or public announcements pertaining to the Closing before the Closing and shall not issue any such press releases before the Closing or make any such public announcements before the Closing prior to such consultation and agreement, except as any party reasonably believes in good faith may be required by Applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements. Following the Closing, the Parent will determine the content of any press release or public announcement relating to the Transactions, provided that the Parent will consult with the Seller and consider in good faith any comments provided by the Seller in advance of any such press release or public announcement.

8.5 Right of First Refusal. Subject to Section 8.5, the Seller agrees that the Parent has a right of first refusal with respect to the sale of any Parent Shares obtained by the Seller pursuant to the terms of this Agreement (the “ROFR Sale”). The Seller shall provide the Parent with written notice (the “ROFR Notice”) of the proposed ROFR Sale and the Parent shall have ten (10) Business Days to purchase the Parent Shares related to the ROFR Sale at a cash price that is equal to $0.20 per share. In the event that the Parent has not purchased the Parent Shares subject to such ROFR Notice within such ten (10) Business Day period, then the right of first refusal granted under this Section 8.5 shall lapse with respect to such ROFR Sale, and the Seller shall be entitled to proceed with such ROFR Sale on substantially the terms set forth in the ROFR Notice delivered in connection therewith.

8.6 Election of Board Member. On or immediately prior to the Closing Date, the Board of Directors of the Company shall elect the individual designated by the Parent of which name shall be provided to the Company prior to the Closing Date, to serve as a member of the Board of Directors of the Company effective as of the Closing Date.

8.7 Share Register. Within two (2) weeks of the Closing Date, the Seller or Holdco shall provide the Purchaser with the share registry or share ledger of Holdco that lists the name of the Purchaser and identifies the Purchaser as a legal and beneficial owner of the HoldCo Shares.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller) on or before the Closing Date of all of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each of the entities of the Parent Group contained in Article VII of this Agreement shall be true and correct in all material respects at and as of the Effective Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b) Obligations. Each of the entities in the Parent Group shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date.

(c) Receipt of Closing Deliveries. The Seller shall have received each of the items contemplated to be delivered pursuant to Section 3.2(b).

(d) Listing. If required, the Parent shall have prepared and submitted to NASDAQ an additional listing application for the listing of the Parent Shares to be issued in connection with the Transaction (the “NASDAQ Listing Application”) and such NASDAQ Listing Application has been approved.

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9.2 Conditions to Obligations of Parent Group. The obligations of the Parent Group to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Parent) on or before the Closing Date of all of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of each of the Seller, HoldCo, PGIF, and the Company contained in Articles IV, V, and VI shall be true and correct (in all material respects, in the case of representations and warranties not already qualified by Materiality Qualifiers) at and as of the Effective Date and the Closing Date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b) Obligations. The Seller, HoldCo, PGIF, and the Company shall have performed and complied in all material respects with its obligations under this Agreement to be performed or complied with on or prior to the Closing Date.

(c) Consents and Approvals. The Seller, HoldCo, PGIF, and the Company, as applicable, shall have obtained and delivered to the Parent (a) consents and approvals necessary for the consummation of this Agreement to the extent set forth on Schedule 8.2(c)(i), (b) evidence reasonably satisfactory to the Parent that the notices set forth on Schedule 8.2(c)(ii) have been given to third parties, and (c)the estoppel certificates or consents from third parties to leases, contracts, and agreements of the Company set forth on Schedule 8.2(c)(iii), in form and substance reasonably satisfactory to the Parent.

(d) No Material Adverse Effect. Since the Effective Date, there shall not have occurred or exist any event, condition, change, effect, or circumstance which, individually or when taken together with all such events, conditions, changes, effects, or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Receipt of Closing Deliveries. The Parent shall have received each of the items contemplated to be delivered pursuant to Section 3.2(a).

(f) No Change in Equity Ownership. Since the Effective Date, there shall not have occurred any change in the record or beneficial ownership of any Capital Stock of HoldCo, PGIF, or the Company.

(g) No Litigation.

(i) No Legal Action shall be pending or, to the knowledge of the Seller, HoldCo, PGIF, or the Company, threatened against the Company, or any director, officer or manager of the Company, that seeks the restraint or prohibition of, or damages or other relief in connection with, this Agreement or the consummation of the Transactions.

(ii) No Applicable Law has been enacted or Legal Order has been issued, in each case of any nature that seeks to or would prohibit, restrain, enjoin, or restrict the consummation of the Transactions.

9.3 Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

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ARTICLE X

TERMINATION; AMENDMENT; WAIVER

10.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual written consent of the Parent and the Seller.

10.2 Termination by Either Parent or Seller. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by the Parent or the Seller by written notice to the other if (a) any court of competent jurisdiction in the United States or some other Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting any of the transactions contemplated herein and such order, decree, ruling, or other action shall have become final and non-appealable, or (b) the Closing shall not have occurred on or before June 30, 2025; provided, however, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any party whose breach or failure to fulfill any of his, her, or its obligations under this Agreement has been the primary cause of or primarily results in such failure to close.

10.3 Termination by Parent. This Agreement may be terminated by the Parent and the Transactions may be abandoned by written notice to the Seller at any time prior to the Closing, if (a) the Seller, HoldCo, PGIF, or the Company shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Seller, HoldCo, PGIF, or the Company, as applicable, of written notice of such failure, or (b) any representation or warranty of the Seller or HoldCo or in Articles V and VI by the Seller contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Seller, HoldCo, PGIF, or the Company of written notice of such failure, except, in any case, such failures which in the aggregate are not reasonably likely to adversely affect Seller, HoldCo, PGIF, or the Company, as applicable, in any material respect or adversely affect Seller’s, HoldCo’s, PGIF’s, or the Company’s, as applicable, ability to complete or facilitate, as applicable, the transactions contemplated herein.

10.4 Termination by Seller. This Agreement may be terminated by the Seller and the Transactions may be abandoned by written notice to the Parent at any time prior to the Closing if (a) by the Closing Date any entity in the Parent Group has failed to perform in any material respect any of its material obligations under this Agreement, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after receipt by the Parent of written notice of such failure, or (b) any representation or warranty of the Parent Group contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), and such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by the Parent of written notice of such failure, except, in any case, such failures which in the aggregate are not reasonably likely to adversely affect the Parent Group’s ability to complete the transactions contemplated by this Agreement.

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10.5 Effect of Termination. If any party hereto terminates this Agreement pursuant to this Article X, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party, except for any Liability of any party then in breach and such termination will not be deemed to release any party from liability hereunder; provided, however, that notwithstanding the foregoing, this Section 10.5 and Article XI of this Agreement shall survive termination. Each party’s rights of termination under this Article X are in addition to any other rights such party may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies.

10.6 Extension; Waiver. At any time prior to the Closing, the Parent and the Seller may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder, including any decision to consummate the transactions contemplated hereby, shall not constitute a waiver of such rights.

ARTICLE XI

INDEMNIFICATION

11.1 Survival. The representations and warranties in this Agreement and in any certificate furnished in connection with this Agreement, and the right to make claims hereunder with respect thereto, shall survive indefinitely or until the expiration of all applicable statutes of limitation applicable to claims related thereto except that any representation and warranty that is the subject of a fraud claim will survive indefinitely. The date when any representation, warranty, covenant, or agreement expires in accordance with this Section 11.1 and this Agreement is referred to herein as the “Expiration Date.” Notwithstanding the foregoing, if written notice is properly given pursuant to this Article XI with respect to any alleged breach of a representation, warranty, covenant, or agreement to which such party is entitled to be indemnified hereunder prior to the applicable Expiration Date, then claims with respect to breaches of any such representation, warranty, covenant, or agreement shall survive, with respect to the subject matter of such written notice, until the applicable claim is finally resolved and satisfied in accordance with the provisions of this Article XI. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statute of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

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11.2 Indemnification by Seller. Subject to each of the limitations set forth in this Article XI, the Seller hereby agrees, from and after the Closing, to indemnify, defend, and hold harmless the Parent Group, and their respective Affiliates, officers, directors, shareholders, members, managers, subsidiaries, employees, agents, permitted assigns, and representatives (each, a “Parent Indemnified Party” and, together, the “Parent Indemnified Parties”) from and with respect to any and all losses, damages, Liabilities, deficiencies, Legal Actions, Legal Orders, Taxes, judgments, interest, awards, penalties, fines, dues, costs, fees, and expenses of whatever kind, interest, reasonable attorneys’ fees, the cost of enforcing any right to indemnification hereunder, the cost of pursuing any insurance providers, and all amounts paid in investigation, defense, or settlement of any of the foregoing, whether asserted by third parties or incurred or sustained in the absence of third-party claims as a result of or arising out of, directly or indirectly, any of the following:

(a) the breach of any representation or warranty of the Seller or HoldCo or any of the representations or warranties contained in Articles V and VI by the Seller, as applicable, contained herein, including the Schedules and Exhibits hereto, or in any certificate furnished by the Seller, HoldCo, PGIF, or the Company in connection with this Agreement;

(b) the breach of any covenant, or agreement of the Seller, HoldCo, PGIF, or the Company contained herein by the Seller, HoldCo, PGIF, or the Company in connection with the transactions contemplated hereby (whether to be performed before or after the Closing Date); and

(c) any Pre-Closing Taxes or Pre-Closing Liabilities of the Company.

11.3 Indemnification by Parent. Subject to each of the applicable limitations set forth in this Article XI, from and after the Closing, the Parent hereby agrees to indemnify, defend, and hold harmless the Seller and any heirs, representatives, or agents of any of them (each a “Seller Indemnified Party” and, together, the “Seller Indemnified Parties”) from and with respect to any losses as a result of or arising out of, directly or indirectly, any of the following:

(a) the breach of any representation or warranty of the Parent Group contained herein, or in any certificate furnished by the Parent Group in connection with this Agreement; or

(b) the breach of any covenant or agreement of the Parent Group contained herein.

11.4 Claims.

(a) Notice of Claims. A Person entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall notify the party or parties obligated to provide indemnification pursuant to this Article XI (the “Indemnifying Party”) which notice, in the case of any indemnification under Section 11.2, shall be given to the Seller, in writing in accordance with Section 11.4 of any claims for indemnification under this Agreement (such notice, a “Notice of Claim”); provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he, she, or it was prejudiced by such failure. Any Notice of Claim (i) shall be delivered prior to the applicable Expiration Date, if any, and (ii) shall be made in good faith and state the basis on and losses for which indemnification is being asserted, to the extent known by the Indemnified Party.

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(b) Defense of Claims. If the Notice of Claim involves a Legal Action instituted by any third party for which the Liability or the costs or expenses are losses (any such third party Legal Action or proceeding being referred to as a “Claim”), the Indemnifying Party shall have the right (i) to employ counsel at its sole cost and expense reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party, (ii) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party, and (iii) to take all other steps or proceedings to settle or defend any such Claims; provided, however, that the Indemnifying Party shall only have the rights set forth in Section 11.4(b)(i) through (iii) if: (A) the defense of such Claim by the Indemnifying Party will not, in the good faith reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (B) the Indemnifying Party has sufficient financial resources, in the good faith reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (C) the Claim solely seeks (and continues to seek) monetary damages; and (D) the Claim does not include criminal charges (the conditions set forth in clauses (A) through (D) are, collectively, the “Litigation Conditions”). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible after receipt of the Notice of Claim (but in any case within thirty (30) days of receipt by the Indemnifying Party of a Notice of Claim or such earlier time necessary to reasonably allow a timely response to the Claim (the “Indemnity Notice Period”)) of its election to defend any such Claim. If the Indemnifying Party assumes the defense of such Claim, then (x) the Indemnifying Party shall be obligated to indemnify the Indemnified Party with respect to such Claim, (y) the Indemnifying Party shall actively and diligently conduct the defense, and (z) the Indemnified Party shall have the right to participate in such defense (including with counsel of its choice) and receive copies of all notices, pleadings, and other submissions, in each case at its own expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (1) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; (2) any of the Litigation Conditions ceases to be met; or (3) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one (1) counsel to the Indemnified Party. If the Indemnifying Party does not deliver to the Indemnified Party written notice within the Indemnity Notice Period that the Indemnifying Party will assume the defense of any such Claim resulting therefrom, then the Indemnifying Party will no longer have the right to assume the defense of such Claim, the Indemnified Party may defend against any such Claim in such manner as it may deem reasonably appropriate, and the Indemnifying Party will remain responsible for any losses that are ultimately determined to be owed under this Article XI subject to the limitations set forth in this Agreement. If the Indemnifying Party does not assume the defense as provided in the immediately preceding sentence, the Indemnified Party shall keep the Indemnifying Party reasonably informed as to all material matters concerning such Claim.

(c) Settlement of Claims. The Indemnifying Party, if it has assumed the defense of any Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), consent to a settlement of, or the entry of any judgment arising from, any such Claim, except that no written consent shall be necessary if the settlement (i) includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, (ii) does not grant any injunctive or equitable relief, or (iii) there is no finding or admission of any violation of any law and no effect on any other claim that may be made against the Indemnified Party. If the Indemnified Party has assumed the defense pursuant to Section 11.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(d) Cooperation. The Parent and the Seller shall reasonably cooperate with each other in the defense of any Claim and shall make available to the party or parties defending such Claim such materials, assistance, and access relating thereto as is reasonably requested from the first such Person.

(e) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a third party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof via Notice of Claim, provided, however, that the failure of the Indemnified Party to give a Notice of Claim shall not limit or otherwise affect any right to indemnification hereunder except to the extent, if at all, that the Indemnifying Party shall demonstrate that he, she, or it was prejudiced by such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, all Indemnifying Parties shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof. If the Indemnifying Party shall make timely objection to a claim or claims set forth in any Notice of Claim, and if such claim or claims shall not have been resolved or compromised within sixty (60) days from the date of delivery of such objection, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.5 Materiality Qualifiers. The parties hereto acknowledge and agree that certain representations and warranties contained in Articles IV, Article V, and Article VI are qualified by references to materiality, material respects, and the like, or by matters having or not having a Material Adverse Effect (collectively, “Materiality Qualifiers”). For purposes of determining whether there has been a breach of any representation or warranty in this Agreement, including the Schedules and Exhibits hereto, or in any certificate furnished in connection with this Agreement, and the amount of damages incurred as a result of any breach, the Materiality Qualifiers shall be ignored and the representations and warranties shall be construed and the amount of damages calculated without regard to any Materiality Qualifiers therein contained except in the case of the definition of “Material Agreement.”

11.6 Sandbagging. The rights of the Parent Indemnified Parties to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Parent Group may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by the Parent Group. The Seller hereby acknowledges that, regardless of any investigation made, or not made, by or on behalf of the Parent Group, and regardless of the results of any such investigation, the Parent Group has entered into the transactions contemplated by this Agreement in express reliance upon the representations and warranties of the Seller and HoldCo made in this Agreement. The waiver of any condition based upon the accuracy of any representation or warranty herein shall not affect the Parent Indemnified Party’s right to indemnification based upon such representation or warranty.

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11.7 Determination of Losses. The amount of any losses for which indemnification is provided for under this Agreement shall be reduced by any Tax benefit actually realized as a result of the incurrence of such losses, determined on a “with and without” basis.

11.8 Exclusive Remedy. The parties hereto acknowledge and agree that if the Closing occurs, the sole and exclusive remedy of the Parent Indemnified Parties and the Seller Indemnified Parties from and after the Closing with respect to (a) the subject matter of this Agreement or the Transactions, or (b) any other matter relating to the Seller, HoldCo, PGIF, and the Company prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving the Seller, HoldCo, PGIF, and the Company prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters) shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article XI. Notwithstanding anything in this Section 11.8 to the contrary, nothing in this Agreement shall limit (i) any claims against the Seller, HoldCo, PGIF, and the Company under this Agreement if the Closing does not occur (subject to the terms of Section 10.5), (ii) any claims for specific performance, injunctive, or declaratory relief, or other equitable remedies, or (iii) claims for fraud.

ARTICLE XII

MISCELLANEOUS

12.1 Payment of Expenses. Whether or not the transactions contemplated hereby shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated hereby.

12.2 Modification or Amendment. The parties hereto may modify or amend this Agreement only by written agreement executed and delivered by the Parent, the Purchaser, the Seller, and HoldCo.

12.3 Waiver. The conditions to each of the parties’ obligations to consummate the transactions contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. Any failure of the Parent Group, on the one hand, or the Seller and HoldCo as applicable, on the other hand, to comply with any covenant, agreement, or condition herein may be waived in writing by the Seller or by the Parent, respectively, but such waiver or failure to insist upon strict compliance with such covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, in order to be valid such consent must be in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.3.

12.4 Notices. Any notice, request, instruction, consent, or other communication to be given hereunder by any party hereto to the other parties shall be in writing and shall be deemed duly given when delivered personally or one (1) business day after being sent by overnight courier or three (3) business days after being sent by registered or certified mail, postage prepaid, or when sent by email transmission, to the addresses or e-mails as provided by the other parties or to such other Persons as may be designated in writing in accordance with this Section 12.4 by the party to receive such notice.

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12.5 Entire Agreement; Assignment. This Agreement (including the Schedules, Exhibits, documents, and the instruments referred to herein that are to be executed and delivered in connection herewith) (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, except that the Parent may, at any time, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.

12.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12.7 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and such term shall be amended so that it is valid, legal, and enforceable to the maximum extent permitted by Applicable Law, but as close to the parties’ original intent as possible.

12.8 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

12.9 Neutral Construction. The parties hereto agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties hereto agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that no provisions of this Agreement should be construed against either party on the grounds that such party drafted or was more responsible for drafting such provision. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

12.10 Headings; Construction. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) words denoting any gender include all genders, (iii) any reference to a statute means the statute and any regulations thereunder in force as of the date of this Agreement unless otherwise expressly provided, (iv) when calculating the period of time within which or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day and the word “day” means calendar day unless otherwise specified, (v) any reference to “best efforts” or “commercially reasonable efforts” or “reasonable efforts” herein does not include any obligation to pay, or guarantee the payment of, money or other consideration to any third party relating to obtaining any consent, approval, or waiver with respect to the transactions contemplated by this Agreement, (vi) reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, (vii) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision hereof, and (viii) reference to Schedules, Exhibits, Sections, etc., is to Schedules, Exhibits, Sections, etc. of this Agreement unless the context clearly indicates otherwise.

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12.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS RULE OR PRINCIPLE THEREOF (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION). EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTION.

12.12 Arbitration.

(a) Any dispute, controversy, or claim involving any party hereto or its Affiliates arising out of or relating to this Agreement or any Transaction Document (a “Dispute”), shall first be submitted to a senior business person of the Parent and the Seller each with authority to resolve the Dispute. If such Persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, the Dispute shall be referred to and finally resolved by arbitration at the BVI International Arbitration Centre (“Arbitration Center”) in the British Virgin Islands. Any such arbitration shall be administered by the Arbitration Center in accordance with its procedures for arbitration. The Parent shall select one arbitrator, and the Seller shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be independent, impartial, and conflicts-free neutral. The Arbitration Center shall select the third arbitrator. None of the neutrals selected may be current or former employees, officers, or directors of each party, its subsidiaries, or Affiliates. If a Party to the dispute does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Arbitration Center. The language of the arbitration shall be English and shall be conducted over the course of consecutive business days and weeks.

(b) The Arbitration Center shall decide the Dispute in accordance with the substantive law of New York. THE ARBITRATION CENTER SHALL NOT AWARD EITHER PARTY NON-COMPENSATORY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, UNLESS SUCH PARTY IS SEEKING SUCH TYPE OF DAMAGES ON THE BASIS THAT IT WAS REQUIRED TO PAY SUCH TYPE OF DAMAGES TO A THIRD PARTY. The award of the Arbitration Center may be entered in any court of competent jurisdiction.

(c) The costs of the arbitration including the fees and expenses of the Arbitration Center and reasonable attorneys’ fees and expenses shall be borne by the non-prevailing party and awarded by the Arbitration Center in the award. In determining the reasonableness of the attorneys’ fees, the Arbitration Center shall take into account all relevant facts and circumstances, including but not limited to the amount of damages sought and the amount of the award.

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12.13 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery and execution of an executed counterpart of a signature page to this Agreement by facsimile, .pdf file, or other means of electronic execution or transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

12.14 Further Assurances; Cooperation After Closing. From time to time, as and when reasonably requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

12.15 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement. Notwithstanding any language to the contrary in any Transaction Documents or related documents, including, without limitation, the Disclosure Schedules, the disclosure in any portion of the Disclosure Schedules shall apply solely to the corresponding section of this Agreement and shall not extend to any other section of this Agreement unless expressly stated in that section of the Disclosure Schedules.

12.16 Language. This Agreement is made and executed in the English language only. The parties hereto agree that English shall be the official language of this Agreement and all notices, communications, and proceedings in connection therewith. To the extent required by the laws of the Republic of Indonesia, this Agreement may be translated into Bahasa Indonesia; provided that to the fullest extent permitted by applicable law, the English version shall prevail in the event of conflict or inconsistency between the English version and any Bahasa Indonesia translation. Each party waives any requirement pursuant to Indonesian law that this Agreement be made in Bahasa Indonesia, to the extent permitted by applicable law.

12.17 Side Letters. PGIF and the Company have entered into one or more side letters with the Seller, in which PGIF and the Company have agreed to comply with the applicable terms of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

PARENT

CN ENERGY GROUP. INC.,
a British Virgin Islands company

By:	/s/ Wenhua Liu
Name: Wenhua Liu
Title: Interim CEO

PURCHASER

EWFOREST GROUP LIMITED,
a Hong Kong company

By:	/s/ Wenhua Liu
Name: Wenhua Liu
Title: CEO

SELLER

YNONG GROUP LIMITED,
a Hong Kong company

By:	/s/ Xiaochun Zhang
Name: Xiaochun Zhang
Title: CEO

Signature Page to Share Purchase Agreement

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HOLDCO

YNONG INTERNATIONAL GROUP LIMITED,
a Hong Kong company

By:	/s/ Xiaochun Zhang
Name: Xiaochun Zhang
Title: CEO

Signature Page to Share Purchase Agreement

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EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

(See attached.)

A-1

EXHIBIT B

FORM OF SHAREHOLDER AGREEMENT

(See attached.)

B-1

EXHIBIT C

FORM OF DIRECTOR AGREEMENT

(See attached.)

C-1